Exhibit 99.1

Latitude 360 (LATX) Welcomes Kenneth H. Adams as its New Chief Financial Officer

Latitude 360 (LATX) , an award-winning, premier upscale casual dining and state-of-the-art entertainment venue operator, today announced Kenneth H. Adams as new Chief Financial Officer. His experience involves serving as a senior C level executive in the hospitality and restaurant industry for the last 25 years and, prior to that, working as a CPA with an international accounting firm. From January 2014 through the present, Ken served as the General Manager and Chief Financial Officer of Hospitality Development Company (HDC) in Qatar where he developed and implemented the strategic turnaround plan for The Pearl Qatar, a US$ 12 billion island development located in Doha.

Mr. Brent W. Brown, CEO of Latitude 360 stated: “Ken has a truly impressive track record in the restaurant industry and we believe is the ideal candidate to help the company grow and add shareholder value. His extensive experience will be instrumental during this period of anticipated rapid growth for Latitude 360, and will prove to be invaluable in helping to execute our long-term vision. I look forward to working alongside him.”

Mr. Adams's resume is diverse and ranges throughout several different cultures and industries. From June 2013-June 2014, he served as the CEO and managing director of the Claremont Restaurant & Food Group in Erbil, Kurdistan, Iraq which had an international focus on Fast Casual, Casual and Fine Dining restaurants and international hotel brands. From January 2013-June 2013, Mr. Adams served as the Chief Operating Officer of the Kout Food Group/Al-Homaizi Group in Kuwait, which owned and operated over 300 restaurants in the Middle East and United Kingdom.

Throughout the 2000s, he served as COO and CFO of Sunshine Restaurant Ventures LLC in Atlanta, GA whereby he was a partner in franchises with several hundred stores, including, but not limited to, Friendly’s, Bojangles, Denny’s, Hop’s, Up the Creek Fish Camp & Grill, Quaker Steak & Lube, Damon’s and others. Mr. Adams served in the U.S. Navy and taught as an adjunct professor in North Georgia College and State University, Western Carolina University and North Carolina State University. He graduated University of Central Florida with a B.S. in Accounting in 1978 and received his Executive MBA from the University of Miami in 1984.

ABOUT LATITUDE 360 (www.Latitude360.com)

An award-winning pioneer of combining premier upscale casual dining with state-of-the-art entertainment in its unique venues. The Company develops, constructs and operates cutting-edge Latitude 360s (from 35,000-85,000 sq. ft.) that appeal to a broad base of consumers and corporate clients. Its three current award-winning locations are based in Jacksonville, FL, Pittsburgh, PA and Indianapolis, IN, with a fourth slated for a fall 2014 (October 17) opening in Albany, NY at Crossgates Mall. The Company has identified and expects to open a number of new locations in coming years including in The Shops at West End in Minneapolis during Q1 2015. Latitude 360 proudly employs 500 talented individuals and its unique “360 EXPERIENCE” fuses the magic of exceptional food and beverage with multiple entertainment options in upscale, contemporary-designed venues.

For information about the Latitude 360X VIP Rewards Card and the Latitude 360X Club Membership Cards, visit the “360 VIP” section of the Company’s website at http://latitude360.com/rewards/.

Forward-Looking Statements

This news announcement may contain certain “forward-looking statements.” Such statements include those related to the company’s expectations about future events or to the company’s future financial performance, including anticipated growth opportunities and access to capital, and are not historical facts. Forward-looking statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Such statements are not guarantees of future performance, are based on certain assumptions, and are also subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in forward-looking statements. The company does not undertake any obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.